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                                                                    Exhibit 10.1

[DEPARTMENT OF JUSTICE SEAL]

                                    U.S. DEPARTMENT OF JUSTICE

                                    Criminal Division

                                    Fraud Section
--------------------------------------------------------------------------------
                                    Washington, D.C. 20530


                                    February 7,2006


Martin Flumenbaum, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

         Re: American International Group, Inc.

         This letter sets forth the agreement ("Agreement") between the United States Department of Justice, Fraud Section, Criminal Division (the "Department") and American International Group, Inc. ("AIG"). (1)

         The Department has notified AIG that, in the Department's view, which is based upon an investigation by the Department and the United States Postal Inspection Service, AIG, acting through some of its employees, violated federal criminal law in connection with misstatements in periodic financial reports AIG filed with the United States Securities & Exchange Commission ("SEC") between 2000 and 2004, which misstatements related to transactions known as "AIG/Gen Re LPT" and "CAPCO."

Facts Regarding AIG/Gen Re LPT and CAPCO

         The parties jointly acknowledge the following factual statements regarding AIG/Gen Re LPT and CAPCO as accurate:

         AIG/Gen Re LPT

         AIG improperly recorded approximately $250 million in loss reserves in the fourth quarter of 2000 and reported those additional loss reserves to the public in its earnings releases and in financial reports it filed with the SEC. It improperly recorded an additional $250 million in loss reserves in the first quarter of 2001 and also reported those additional loss reserves in its earnings releases and SEC reports. Both increases in loss reserves resulted from the AIG/Gen RE LPT transactions.

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         (1) This Agreement does not impact, alter or modify in any way the terms of the Deferred Prosecution Agreement dated November 30, 2004 between the Department and AIG-FP Pagic Equity Holding Corp., or the letter agreement dated November 30, 2004 between the Department, the United States Attorneys Office for the Southern District of Indiana and AIG, or any of the obligations thereunder by AIG or AIG-FP Pagic Equity Holding Corp.



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         AIG entered into these transactions following investment analysts'
criticism of AIG's reported loss reserve reductions in the third quarter of 2000. During the fourth quarter of 2000, high-level executives at AIG solicited high-level executives at Gen Re to execute a series of transactions which were designed to enable AIG to book and improperly report an increase in loss reserves totaling $500 million. The transaction documentation included: 1) a false "paper trail" offer letter which made it appear that AIG had been requested by Gen Re to assume certain reinsurance risk from Gen Re; and 2) contracts which falsely made it appear that AIG was assuming reinsurance risk and was being paid an up-front fee of $10 million for doing so, when, in fact, AIG was not assuming any real risk and was paying Gen Re an undisclosed $5 million plus interest for participating in the transactions. As a result of these sham transactions, AIG improperly reported positive loss reserve growth for each of those periods when, in fact, AIG would have reported further decreases in loss reserves for those quarters.

         On or about May 31, 2005, AIG filed its 2004 Form 10-K with the SEC which reversed and restated the $500 million increase in loss reserves relating to the AIG/Gen Re LPT transaction and stated in part: "AIG has concluded that the transaction was done to accomplish a desired accounting result and did not entail sufficient qualifying risk transfer. As a result, AIG has determined that the transaction should not have been recorded as insurance. AIG's restated financial statements recharacterize the transaction as a deposit rather than as insurance."

CAPCO

         In 2000, AIG initiated a scheme to hide approximately $200 million in underwriting losses in its general insurance business by improperly converting them into capital losses (i.e., investment losses) that were less important to the investment community, and thus would blunt the attention of investors and analysts. As a result of the CAPCO transaction, AIG improperly failed to record and report in its earnings releases disseminated to investors and in financial reports filed with the SEC approximately $200 million in underwriting losses for the years 2000, 2001 and 2002.

         To effect that scheme, AIG structured a series of bogus transactions to convert underwriting losses to investment losses by transferring them to Capco Reinsurance Company, Ltd. ("Capco"), an offshore entity. AIG in effect capitalized Capco through an AIG subsidiary and through non-recourse loans to individuals who acted as supposed independent shareholders of Capco. AIG should have consolidated Capco's financial results into AIG's financial statements because, among other reasons, Capco lacked sufficient equity from sources other than AIG and its affiliates. In its restatement filed with the SEC in May 2005, AIG admitted that the Capco transaction "involved an improper structure created to recharacterize underwriting losses relating to auto warranty business as capital losses. That structure ... appears to have not been properly disclosed to appropriate AIG personnel or its independent auditors."




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The Parties' Agreement

   AIG agrees:

         1. to accept responsibility for its actions and the actions of its employees as set forth above;

         2. to abide by the Consent and Undertakings of Defendant American International Group, Inc. in the SEC Action, a copy of which is attached hereto as Appendix B and incorporated herein;

         3. to cooperate with the ongoing criminal investigation by the Department;

         4. to timely and voluntarily make available to the Department all current employees that the Department requests to interview;

         5. to provide in a timely way to the Department all documents and other materials, including documents and materials located outside the United States, that the Department requests;

         6. to provide in a timely way truthful, complete and accurate information to the Department concerning any matter relating to the ongoing criminal investigation by the Department;

         7. to acknowledge and agree that the Department can share any information, documents, materials and statements provided by AIG with other federal law enforcement entities and regulatory agencies;

         8. not to make, cause others to make, or acknowledge as true any factual statement inconsistent with the factual descriptions of the AIG/Gen Re LPT and CAPCO transactions contained herein, provided, however, that nothing in this paragraph precludes AIG from taking good faith positions in litigation involving a private party; and

         9. to pay $25 million by certified check or bank cashier's check to the United States Postal Inspection Service Consumer Fraud Fund immediately upon execution of this Agreement.



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         The Department acknowledges: 1) AIG's cooperation in the Department's investigation to date; and 2) AIG's acceptance of its responsibility to date for its actions and the actions of its employees, as demonstrated by: a) its consent to the Final Judgment as to Defendant American International Group, Inc., in the matter styled Securities and Exchange Commission v. American International Group, Inc., (the "SEC Action"), a copy of which is attached hereto as Appendix A and incorporated herein; and b) its payment of $800 million as required by the Final Judgment as to Defendant American International Group, Inc., in the SEC Action.

         In consideration of AIG's agreements as set forth above, as well as its cooperation and acceptance of responsibility as described above, the Department will not prosecute AIG for any crimes committed by AIG relating to the AIG/Gen Re LPT or CAPCO transactions, subject to the terms set forth below.

         AIG understands and agrees that if AIG or any of its employees, officers and directors fail to comply with, or violate, any provision of this Agreement, the Department can prosecute AIG for crimes committed by and through its employees related to the AIG/Gen Re LPT or CAPCO transactions. Should the Department determine that AIG has committed a willful and knowing breach of any provision of this Agreement, the Department shall provide written notice to AIG of the alleged breach.

         AIG further understands and agrees that the Department's exercise of discretion under the preceding paragraph is not subject to review in any court or tribunal outside the Criminal Division of the Department of Justice, and that any prosecution following such a determination may be premised on any information provided by AIG and its employees, officers and directors to the Department and any leads derived therefrom. AIG agrees that it will not seek to suppress the use of any such information, or any leads derived therefrom, and that it will stipulate to the admissibility of all such information in any prosecution by the Department.

         AIG understands and agrees that this Agreement expires three years from the date of its execution and that it is binding only upon AIG and the Department. AIG agrees to toll the running of the statute of limitations on all federal crimes committed by AIG acting through its employees relating in any way to the AIG/Gen Re LPT or CAPCO transactions for the three years this agreement is in effect.

         AIG understands and agrees that this Agreement does not provide any protection to any individual or any entity other than AIG.

         AIG hereby warrants and represents that it is authorized to enter into this Agreement and that the person signing this Agreement has the authority to bind AIG.



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         This Agreement constitutes the entire agreement between the parties and it may not be modified except in writing signed by all the parties. This Agreement may be executed in counterparts.




                                             Yours truly,



                                             /s/ Paul E. Pelletier
                                             ----------------------------
                                             Paul E. Pelletier, Acting Chief
                                             Fraud Section, Criminal Division
                                             United States Department of Justice

Agreed:



/s/ Martin Sullivan
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Martin Sullivan
President and Chief Executive Officer
American International Group, Inc.


/s/ Martin Flumenbaum
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Martin Flumenbaum
Counsel for American International Group, Inc.



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